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Exhibit 4.1            AMENDMENT NO. 2 TO
                        RIGHTS AGREEMENT
                        ----------------


     Amendment No. 2 (this "Amendment"), dated as of February 7, 1995, to the Rights Agreement (the "Rights Agreement"), dated as of March 28, 1994, between Petrolite Corporation, a Delaware corporation (the "Company"), and Society National Bank (the "Rights Agreement") as amended by Amendment No. 1, dated as of December 1, 1994.

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with Section 27 thereof;
and

     WHEREAS, all acts and things necessary to make this Amendment valid and enforceable have been performed and done.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties agree that the Rights Agreement is hereby amended as follows:

     1. Section 1(g) of the Rights Agreement is hereby amended to read in its entirety as follows:

     "Continuing Director" shall mean (i) any member of the Board of Directors of the Company, while such Person is a member of the Board, so long as such Person is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person, or a representative of any Acquiring Person or any such Affiliate or Associate, and who was a member of the Board as of March 28, 1994, the date of this Agreement, or (ii) any Person who subsequently becomes a member of the Board on the recommendation, or with the approval, of a majority of the Continuing Directors, while such Person is a member of the Board, so long as such Person is neither (a) an Acquiring Person or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, nor (b) an Exempt Person or a proposed nominee, nominee or representative of an Exempt Person.

     2. Section 1 of the Rights Agreement is amended by adding the following new paragraph at the end of Section 1 immediately following the paragraph added by Amendment No. 1 to the Rights
Agreement dated as of December 1, 1994.

     Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, no Stock Acquisition Date, Distribution Date, Section 11(a)(ii) Event or Section 13 Event shall occur, and no person shall be deemed an "Acquiring Person", solely as a result of (i) the distribution of the assets of the William S. Barnickel Testamentary Trust to the beneficiaries of such trust in accordance with the terms and conditions of such


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trust, (ii) the proposed nomination, nomination or election of
Fairfax F. Pollnow and/or Wayne J. Grace and/or any other person proposed by Barnickel Company for nomination by the Company for election as a director of the Company (and Messrs. Pollnow and Grace and any such other persons shall be deemed an "Exempt Person" insofar as such persons might be deemed a member of a "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) solely by reason of such proposed nomination, nomination or election); or (iii) the furnishing of proxies or the casting of votes in the election of nominees for election as directors of the Company at the Company's 1995 Annual Meeting of Shareholders by Boatmen's Bancshares, Inc., Boatmen's Trust Company, Wm. S. Barnickel & Company, The William S. Barnickel Testamentary Trust, Michael V. Janes, The John S. Lehmann Trust f/b/o John S. Lehmann Jr., The John S. Lehmann Trust f/b/o Frederick W. Lehmann III, Genevieve J. Brown, John V. Janes Jr., William B. Janes, Fairfax F. Pollnow and Wayne J. Grace.

     3. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment and each of which shall be deemed an original.

     IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed, all on the day and year first above written.

Attest:                            PETROLITE CORPORATION




By:  /s/ Charles R. Miller         By:  /s/ John M. Casper
   -----------------------             -------------------


Attest:                            SOCIETY NATIONAL BANK



By:  Joann Litzelfelner            By:  /s/ Richard T. Mitchell
   --------------------               -------------------------

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